CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust Reports Third Quarter 2011 Results

New York, NY, November 14, 2011 ˗ American Realty Capital Trust, Inc. (“ARCT” or the “Company”) announced today its operating results for the quarter ended September 30, 2011.

“On the heels of our successful, fully subscribed closing of ARCT’s equity raise at approximately $1.7 billion, we expect to fully invest ARCT’s capital by Thanksgiving,” offered Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCT. “Our real estate portfolio continues to be characterized by high quality, freestanding properties, 100% leased primarily to investment grade tenants on a long-term basis,” added Mr. Schorsch. “We have essentially deployed our investors’ capital as we continue to focus on accomplishing a meaningful liquidity event for our shareholders.”

“A review of our year-to-date results through September 30, 2011 shows ARCT generated modified funds from operations (“MFFO”) of $46.5 million, excluding the impact of straight-lining rental revenue,” said Brian S. Block, EVP and Chief Financial Officer of ARCT. “During this period, ARCT paid cash distributions of $30.8 million, and paid total distributions of $55.8 million, including common shares issued under our distribution reinvestment program.  In closing ARCT’s offering, we raised over $750 million in May, June and July 2011.  We have remained disciplined and entirely focused on deploying this capital consistent with our core acquisition strategy.  This has meant that we have accumulated excess capital on our balance sheet.  This capital should be fully invested in long-duration, net leased properties by the end of November 2011, thereby significantly increasing portfolio cash flows.”

“The real estate portfolio as of November 4, 2011, is approximately $2.0 billion and broadly diversified by tenant, industry and geography,” offered William M. Kahane, President and COO of the Company. “ARCT owns 447 fully-occupied properties of which roughly 73 percent of the rents are paid by investment grade rated tenants. This diverse portfolio features 62 different corporate tenants spanning 20 industries in 42 states and Puerto Rico.  Our borrowing is under 33.5 percent loan to cost, and the assets were acquired over the past 3½ years at a very favorable average capitalization rate of 8.17 percent.  In addition, the weighted average remaining primary lease term is over 13.8 years.”

Third Quarter 2011 and Subsequent Events Highlights

-
Acquired 37 properties containing approximately 2.2 million square feet for an aggregate purchase price of $201.5 million.  The 100 percent occupied properties were acquired at a weighted average capitalization rate of 8.16% (annualized rental income on a straight-line basis or annualized net operating income as applicable, divided by base purchase price).

-
Reduced net (or enterprise) leverage ratio (the sum of total mortgage notes outstanding less cash and cash equivalents divided by the base purchase price of real estate investments) as of September 30, 2011 to 19.4%, from 22.5% as of June 30, 2011.

-
From October 1 to November 4, 2011, acquired an additional 42 properties for an aggregate purchase price of $122.5 million.  The Company decreased its cash position to $104.2 million as of November 4, 2011 as a result of such acquisitions.

Nine Month Period Ended September 30, 2011

-
Acquired 146 properties containing approximately 7.9 million square feet for an aggregate purchase price of $960.6 million.  The portfolio as of September 30, 2011consisted of 405 properties 100% leased with a remaining contractual primary lease term of 13.8 years.  On a weighted average basis, the properties were acquired at a capitalization rate of 8.14%.

-
Generated modified funds from operations (“MFFO”) of $46.5 million (excluding $4.3 million of straight-line rental income).  In the corresponding period, the REIT paid total cash distributions of $30.8 million as well as $25.0 million of distributions reinvested under the DRIP.  (See Non-GAAP tabular reconciliation and accompanying notes contained within this release for additional information.)

DISTRIBUTIONS

The following table shows the sources for the payment of distributions to common stockholders for the three and nine months ended September 30, 2011 (dollars in thousands):

	Three Months Ended March 31, 2011	Percentage of Distribution	Three Months Ended June 30, 2011	Percentage of Distribution	Three Months Ended September 30, 2011	Percentage of Distribution	Nine Months Ended September 30, 2011	Percentage of Distribution
Distributions:
Total distributions:	$11,129		$16,703		$28,000		$55,832
Distributions reinvested (1)	(4,904)		(7,370)		(12,730)		(25,004)
Distributions paid in cash	$6,225		$9,333		$15,270		$30,828
Source of distributions:
Cash flows provided by operations (2)	$3,430	55%	$9,333	100%	$15,270	100%	$28,033	91%
Proceeds from debt financings	2,795	45%	—	—	—	—	2,795	9%
Total sources of distributions	$6,225	100%	$9,333	100%	$15,270	100%	$30,828	100%
Cash flows provided by operations (GAAP basis) (3)	$3,430		$10,502		$29,575		$43,507
Net loss (in accordance with GAAP)	$(4,521)		$(9,518)		$(5,661)		$(19,700)
__________________________

(1)	Distributions reinvested pursuant to the DRIP, which do not impact our cash flows.
(2)	Distributions paid from cash provided by operations are derived from cash flows from operations (GAAP basis) for the three and nine months ended September 30, 2011.
(3)	Includes the impact of expensing acquisition and related transaction costs as incurred of $5.6 million and $23.4 million for the three and nine months ended September 30, 2011.

The following table compares cumulative distributions paid to net loss (in accordance with GAAP) for the period from August 17, 2007 (date of inception) through September 30, 2011 (in thousands):

For the Period from August 17, 2007 (date of inception) to September 30, 2011
Distributions paid:
Cash	$44,422
DRIP	35,760
Total distributions paid	$80,182
Reconciliation of net loss:
Total revenues	$151,311
Acquisition and transaction related	(36,354)
Depreciation and amortization	(78,040)
Other operating expense	(11,270)
Other income (expense)	(62,767)
Net income (loss) attributable to non-controlling interests	(961)
Net loss (in accordance with GAAP) (1)	$(38,081)
__________________________

(1)
Net loss as defined by GAAP includes the non-cash impact of depreciation and amortization expense as well as costs incurred relating to acquisitions and related transactions subsequent to January 1, 2009.

CONSOLIDATED SUMMARY BALANCE SHEETS
(In thousands, except share and per share data)

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Total real estate investments, at cost	1,843,115	882,593
Less accumulated depreciation and amortization	(77,672)	(32,777)
Total real estate investments, net	1,765,443	849,816
Cash and cash equivalents	291,504	31,985
Restricted cash	2,708	90
Investment securities, at fair value	17,191	—
Investment in unconsolidated joint venture	11,385	11,945
Receivable from affiliate	6,806	—
Prepaid expenses and other assets	24,578	12,049
Deferred costs, net	13,549	8,169
Total assets	$2,133,164	$914,054
LIABILITIES AND EQUITY
Mortgage notes payable	$649,068	$372,755
Mortgage discount and premium, net	716	1,163
Long-term notes payable	—	12,790
Below-market lease liabilities, net	8,226	8,454
Derivatives, at fair value	9,065	5,214
Accounts payable and accrued expenses	26,572	3,638
Deferred rent and other liabilities	4,454	3,858
Distributions payable	10,206	3,518
Total liabilities	708,307	411,390
Total equity	1,424,857	502,664
Total liabilities and equity	$2,133,164	$914,054

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Rental income	$34,943	$11,928	$83,715	$28,737
Operating expense reimbursements	1,252	—	2,314	—
Total revenues	36,195	11,928	86,029	28,737
Expenses:
Acquisition and transaction related	5,554	785	23,377	1,766
Property operating	1,542	—	2,666	—
Asset management fees to affiliate	1,022	500	2,572	850
General and administrative	746	250	2,203	811
Depreciation and amortization	19,828	5,731	45,015	14,237
Total operating expenses	28,692	7,266	75,833	17,664
Operating income	7,503	4,662	10,196	11,073
Other income (expenses):
Interest expense	(10,167)	(4,724)	(26,599)	(12,511)
Equity in income of unconsolidated joint venture	22	—	71	—
Loss on derivative instruments	(3,114)	(177)	(2,967)	(568)
Other income	379	102	473	486
Gain (loss) on disposition of property	—	143	(44)	143
Total other expenses	(12,880)	(4,656)	(29,066)	(12,450)
Net income (loss)	(5,377)	6	(18,870)	(1,377)
Net income attributable to non-controlling interests	(284)	(80)	(830)	(76)
Net loss attributable to stockholders	$(5,661)	$(74)	$(19,700)	$(1,453)
Basic and diluted net loss per share	$(0.03)	$(0.00)	$(0.17)	$(0.06)

American Realty Capital Trust, Inc.
Non-GAAP Measures – Funds from Operations and Modified Funds from Operations
For the Six and Nine Months Ended September 30, 2011

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”), an industry trade group, has promulgated a measure known as funds from operations (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under accounting principals generally accepted in the United States of America (“GAAP”).

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and modified funds from operations (“MFFO”), as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. As disclosed elsewhere in this Form 10-Q, we will use the proceeds raised in the IPO to acquire properties, and intend to begin the process of achieving a liquidity event (i.e., listing of our common stock on a national exchange, a merger or sale of the company or another similar transaction) within three to five years of the completion of the IPO. Thus, we will not continuously purchase assets and will have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association (the “IPA”), an industry trade group, has standardized MFFO which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above.

MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our offering has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on our operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; nonrecurring impairments of real estate-related investments (i.e., infrequent or unusual, not reasonably likely to recur in the ordinary course of business); mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. While we are responsible for managing interest rate, hedge and foreign exchange risk, we do retain an outside consultant to review all our hedging agreements. In as much as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such non-recurring gains and losses in calculating MFFO, as such gains and losses are not reflective of on-going operations.

Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses, amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance. In particular, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of MFFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges.

Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. For example, acquisition costs are funded from the proceeds of our offering and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance. MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. MFFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

The below table reflects the items deducted or added to net income (loss) in our calculation of FFO and MFFO for the three and nine months ended September 30, 2011 (in thousands). Items are presented net of non-controlling interest portions where applicable.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net loss (in accordance with GAAP)	$(5,661)	$(74)	$(19,700)	$(1,453)
Gain (loss) on disposition of property	—	(143)	44	(143)
Gain (loss) on sale of non-controlling interest	—	(67)	102	(419)
Depreciation and amortization	19,591	5,418	44,310	13,494
FFO	13,930	5,134	24,756	11,479
Acquisition fees and expenses (1)	5,554	785	23,374	1,766
Amortization of above-market lease assets and liabilities (2)	(76)	(78)	(228)	(235)
Straight-line rent (3)	(1,725)	(727)	(4,349)	(1,685)
Mark-to-market adjustments (4)	3,114	175	2,991	567
MFFO	$20,797	$5,289	$46,544	$11,892

(1)
In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.

(2)
Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.

(3)
Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.

(4)
Management believes that adjusting for mark-to-market adjustments is appropriate because they are non-recurring items that may not be reflective of on-going operations and reflects unrealized impacts on value based only on then current market conditions, although they may be based upon current operation issues related to an individual property or industry or general market conditions. The need to reflect mark-to-market adjustments is continuous process and is analyzed on a quarterly and/or annual basis accordance with GAAP.

ARCT is a public, non-traded, real estate investment trust with a core investment strategy to acquire, own and manage a portfolio of retail and commercial properties leased to a diversified group of credit worthy companies. ARCT was formed by Nicholas S. Schorsch and William M. Kahane, both of whom have extensive backgrounds in real estate with particular expertise in net leased properties, transaction structuring, capital markets and public listed and non-listed companies. The Company seeks to acquire single-tenant, freestanding properties, net-leased on a long-term basis to investment-grade and other creditworthy tenants. ARCT’s targeted properties enjoy a strong location on “Main Street, USA,” e.g., pharmacies, banks, restaurants, gas/convenience stores, or are situated along high traffic transit corridors at locations carefully selected by the corporate tenant to support operationally essential corporate distribution/warehouse and logistical facilities.

For more information, visit www.americanrealtycap.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.

To arrange interviews with American Realty Capital executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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